EXHIBIT 99.1

Left Behind Games Inc. – CEO Update

Dear Fellow Stockholders:

Summarization of our Past and Recent History

As you know, the Company lost more than $24MM and $6MM in each of its fiscal years ending March 31st, 2007 and March 31st, 2008 respectively. Preliminary internal results show that the year ending March 31st, 2009 represented the smallest fiscal year loss since the Company’s first product launch in 2006. Details will be released in the company’s upcoming annual report.

The quarter ending September 30th, 2008, represented the company’s first profitable quarter. We consider this as a significant milestone in our continuous effort to create value for our stockholders.

We continue to see 2009 as our turn-around year. In this past quarter, we further reduced our operational burn rate another 20% to less than $40,000 per month.

The Company has become a leading provider of quality inspirational games which provide a healthy alternative to the violent video games in the marketplace and a trusted source for Christian and family-friendly games.

Church Marketplace Results and Predictions Announced

As stated in my previous January 2009 CEO Update, the Company instituted marketing programs to target more than 300,000 churches in America as potential customers. So far, we have run 13 direct-marketing tests and have sent out is excess of 7,500 church marketing packages, which have included more than 75,000 units of our games which have been distributed by Pastors of churches throughout the nation. So far, we have received monies from 5.5% of the churches that have received our packages, based upon a 90-day response timeframe.

It is the Company’s immediate plan to raise the necessary funds to mail 300,000 church marketing packages, of which 5.5% will result in 16,500 churches identified, resulting in revenues of $6.7 million for the immediate year in which these packages have been sent. It is important to note that some of our test results have exceeded the 5.5% average, to be in excess of 11.2%. Therefore, it is my belief that after an annual response timeframe, the average will increase substantially. Thereafter, the company’s marketing expenses will become substantially reduced as its customer base is defined, and based upon the release of new products, we expect the Company to generate earnings in excess of $10MM per year.

The Company is hereby announcing that is has begun development of its first game developed specifically with church Pastors in mind. Currently named, “The Bible Tutor Game”, the company expects to release this new game before Christmas 2009. The games’ content will feature The Ten Commandments, The Bible (including a Trivia Game), The Claims of Christ, the Beatitudes and more.

I want to take a moment to thank our investor base for its continued and relentless support over these past three years, as we have sought to identify a business model we can pursue to multiply cash. For those of you still skeptical, I would ask that you keep in mind my experience as an “Inc. Magazine” Entrepreneur of the Year award recipient and my track record as a video game innovator, most notably the original developer of the first 3D John Madden Football which has become a billion dollar brand for Electronic Arts. For more information on my life’s accomplishments, go to www.troylyndon.com.

We continue to evaluate opportunities to acquire other inspirational products and brands and continue to review potential merger or acquisition candidates that share our mission to create family-friendly and inspirational entertainment.

Thank you for your continued interest in our Company. Should you have any questions, I can be reached at (951) 634-5457.

Most sincerely,

/s/ Troy Lyndon

Chief Executive Officer

Inspired Media Entertainment

Left Behind Games Inc.

troy@inspiredmedia.com

(951) 634-5457 Direct

This letter may contain certain “forward-looking statements” that are based on the Company’s current expectations, assumptions, estimates and projections about its business and industry.  various words, including, but not limited to, “may,” “expects,” “plans,” “anticipates,” “intends,” “will or would,” and similar expressions (modified as may be required by the context) are intended to identify “forward-looking statements.”  There can be no assurance that any of such statements will accurately predict future events, and actual results are subject to various risks and uncertainties that could cause the Company’s actual results to differ significantly and materially from those reflected in any forward-looking statements.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements which express the current beliefs and expectations of Left Behind Games’ management, including the expectation of improved sales of the company’s products. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games’ future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of Left Behind Games' Form 10-KSB for the year ended March 31, 2006, which is on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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